Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PIPER SANDLER COMPANIES

Piper Sandler Companies, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is Piper Sandler Companies.

2.            The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 28, 2003.

3.            This Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.            Article IV, Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“Authorization. The Corporation shall be authorized to issue 405,000,000 shares of capital stock, of which 400,000,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Upon the effectiveness of the Certificate of Amendment inserting this sentence into the Certificate of Incorporation of the Corporation (the “Split Effective Time”), each share of Common Stock issued and outstanding, and each share of Common Stock held by the Corporation as treasury stock, in each case as of immediately prior to the Split Effective Time, shall automatically, without further action on the part of the Corporation or any holder thereof, be subdivided and reclassified into four validly issued, fully paid and nonassessable shares of Common Stock, reflecting a four to one stock split (the “Stock Split”). Following the Split Effective Time, each certificate representing shares of Common Stock issued and outstanding immediately prior to the Split Effective Time shall be deemed to represent the number of shares of Common Stock into which the shares represented thereby have been subdivided and reclassified pursuant to the Stock Split, until such certificate is surrendered to the Corporation for cancellation or exchange.”

5.            This Certificate of Amendment shall become effective at 4:30 p.m., local time in Wilmington, Delaware, on March 23, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by John W. Geelan, its General Counsel and Secretary, this 23rd day of March, 2026.

PIPER SANDLER COMPANIES

By:	/s/ John W. Geelan
Name:	John W. Geelan
Title:	General Counsel and Secretary